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Exhibit 10.34

Summary of 2006 Executive Compensation

        The current salary of each of the Company's executive officers is as follows:

Executive Officer	Base Salary
Brian T. Keane, President and Chief Executive Officer	$525,000
John J. Leahy, Executive Vice President of Finance and Administration and Chief Financial Officer	$455,800
Robert B. Atwell, Senior Vice President	$430,000
Russell J. Campanello, Senior Vice President	$318,000
Georgina L. Fisk, Vice President	$227,900
Richard S. Garnick, President North American Services	$500,000
Raymond W. Paris, Senior Vice President	$380,000
Laurence D. Shaw, Senior Vice President	£238,500

£—amount in British Pounds.

        Under the Company's 401(K) deferred profit and sharing plan, after one-year of employment, the Company contributes $.50 for each pre-tax dollar deferred, up to 6.0% of the executive's annual salary contributed up to a maximum $6,000 per year. In addition, each executive is eligible for reimbursement of Financial Planning services up to $12,000 per year. Lastly, each executive is eligible for awards under the Company's stock incentive plans.

        Upon the approval of the 2006 Incentive Compensation Plan for the Company's executive officers, the Company expects that it will file a summary of the 2006 Incentive Plan on a Current Report on Form 8-K.

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  Exhibit 10.34